Exhibit 5.1

August 18, 2022

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Healthcare Triangle, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, as amended, (the “Registration Statement”) filed by the Company on August 18, 2022, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of 12,621,951 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) 3,930,000 shares of Common Stock (the “Shares”); (ii) 2,167,561 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of Pre-Funded Warrants (the “Warrants”) that were issued pursuant to the Purchase Agreement (as defined below); (iii) 6,097,561 shares of Common Stock (the PIO Shares”) issuable upon the exercise of preferred investment options that were issued pursuant to the Purchase Agreement (the “Preferred Investment Options”); and (iii) 426,829 shares of Common Stock (the “PA PIO Shares”) issuable upon the exercise of preferred investment options issued to H.C. Wainwright & Co., LLC (the “PA Preferred Investment Options”) as described in further detail in the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below including, without limitation: (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) that certain Securities Purchase Agreement, dated July 10, 2022, by and among the Company and certain of the Selling Stockholders (the “Purchase Agreement”), (iv) the Warrants; (v) the Preferred Investment Options; (vi) the PA Preferred Investment Options and (vii) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares are duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company; and (ii) upon the due exercise of the Warrants, the Preferred Investment Options and the PA Preferred Investment Options, in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares, PIO Shares and the PA PIO Shares, respectively, will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP